ARTICLES OF INCORPORATION

MERCARI COMMUNICATIONS GROUP, LTD.

     The undersigned incorporator, a natural person eighteen (18) years of age or older, hereby establishes a corporation pursuant to the Colorado Business Corporation Act and adopts the following Articles of Incorporation:

ARTICLE I

     The name of the corporation is Mercari Communications Group, Ltd.

ARTICLE II

     The period of its duration is perpetual.

ARTICLE III

     The purposes for which this corporation is organized are to engage in and do any lawful act concerning any and all lawful business for which corporations may be organized under the laws of Colorado, now or hereafter in effect.

ARTICLE IV

CAPITAL STOCK

     A.      Authorized Stock. The aggregate number of shares of stock the corporation is authorized to issue is nine hundred fifty million (950,000,000) shares of common stock, par value $0.00001 per share and twenty million (20,000,000) shares of preferred stock, par value $0.001 per share, and the relative rights of the shares of each class are as follows:

1. Preferred Stock.

     The corporation may divide and issue the preferred stock in series. Preferred stock of each series when issued shall be designated to distinguish them from the shares of all other series. The Board of Directors hereby is expressly vested with authority to divide the class of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by these Articles of Incorporation and the laws of the state of Colorado in respect of the following:

(a)	The number of shares to constitute such series, and the distinctive designations thereof;

(b)	The rate and preference of any dividends and the time of payment of any dividends, whether dividends are cumulative and the date from which any dividend shall accrue;

(c)	Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(d)	The amount payable upon shares in event of involuntary liquidation;

(e)	The amount payable upon shares in event of voluntary liquidation;

(f)	Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(g)	The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(h)	Voting rights, if any; and

(i)

Any other relative rights and preferences of shares of such series, including without limitation any restriction on an increase in the number of shares of any series theretofore authorized and any limitation or restriction of rights or powers to which shares of any future series shall be subject.

2. Common Stock.

(a)

The rights of holders of common stock to receive dividends or to share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the corporation shall be subject to the preferences, limitations and relative rights of the preferred stock fixed in the resolution or resolutions which may be adopted from time to time by the Board of Directors of the corporation providing for the issuance of one or more series of the preferred stock.

(b)	The holders of the common stock shall be entitled to one vote for each common share held by them of record at the time set for determining the holders thereof entitled to vote.

ARTICLE V

     Cumulative voting of shares of stock is not permitted.

     Shareholders shall not have preemptive rights to acquire additional shares whether common or preferred of the corporation. The corporation may issue and sell shares of its stock to its officers,

directors or employees without first offering such shares to its shareholders for such consideration and upon such terms and conditions as shall be approved by, the Board of Directors and without approval by the shareholders of the corporation.

ARTICLE VI

     The Board of Directors may cause any shares issued by the corporation to be issued subject to such lawful restrictions, qualifications, limitations or special rights as they deem fit, which restrictions, qualifications, limitation or special rights shall be created by provisions in the Bylaws of the corporation or in the duly adopted resolutions of the Board of Directors; provided that notice of such special restrictions, qualifications, limitations or special rights must appear on the Certificate evidencing ownership of such shares.

ARTICLE VII

     Meetings of shareholders may be held at such time and place as the Bylaws shall provide. A majority of the shares entitled to vote represented in person or by proxy shall constitute a quorum at any meeting of the shareholders.

ARTICLE VIII

     The number of directors to be elected at the annual meeting of shareholders or at a special meeting called for the election of directors shall not be less than three, nor more than nine, the exact number to be fixed by the Bylaws. The following person is elected to serve as the corporation’s initial director until the first annual meeting of shareholders or until their successors are duly elected and qualified:

Name	Address
Thomas A. Higgins	1005 East Cobblestone Dr.
Highlands Ranch, Colorado 80126

ARTICLE IX

     A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except that this provision shall not limit the liability of a director to the corporation or to its shareholders for monetary damages for: (i) any breach of the director’s duty of loyalty to the corporation or to its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts specified in Section 7-108-403 of the Colorado Business Corporation Act, as it may be amended from time to time; or (iv) any transaction from which the director derived an improper personal benefit. If the Colorado Business Corporation Act is amended to authorize corporate actions further limiting to eliminating the personal liability of directors, then the liability of a director of the corporation shall be limited or eliminated to the fullest extent permitted by the Colorado Business Corporation Act, as so amended.

     Any repeal or modification of this Article IX by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE X

     The officers, directors and other members of management of this corporation shall be subject to the doctrine of corporate opportunities only insofar as it applies to business opportunities in which this corporation has expressed an interest as determined from time to time by the corporation’s Board of Directors as evidenced by resolutions appearing in the corporation’s Minutes. When such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors and other members of management of this corporation shall be disclosed promptly to this corporation and made available to it. The Board of Directors may reject any business opportunity presented to it and thereafter any officer, director or other member of management may avail himself of such opportunity. Until such time as this corporation, through its Board of Directors, has designated an area of interest, the officers, directors and other members of management of this corporation shall be free to engage in such areas of interest on their own and this doctrine shall not limit the rights of any officer, director or other member of management of this corporation to continue a business existing prior to the time that such area of interest is designated by this corporation. This provision shall not be construed to release any employee of the corporation (other than an officer, director or member of management) from any duties which he may have to the corporation.

ARTICLE XI

     The Board of Directors of the corporation may, from time to time, distribute to the corporation’s shareholders in partial liquidation, out of stated capital or capital surplus of the corporation, a portion of its assets, in cash or properties, and, if at the time the laws of Colorado so permit, purchase outstanding shares with stated capital or capital surplus of the corporation if (a) at the time the corporation is solvent; (b) such distribution or purchase would not render the corporation insolvent; (c) all cumulative dividends on all preferred or special classes of shares entitled to preferential dividends shall have been paid fully; (d) the distribution or purchase would not reduce the remaining net assets of the corporation below the aggregate preferential amount payable in the event of voluntary liquidation to the holders of shares having preferential rights to the assets of the corporation in the event of liquidation (e) the distribution or purchase is not made out of capital surplus arising from unrealized appreciation of assets or reevaluation of surplus; and (f) as regards a distribution, the distribution is identified as a distribution in partial liquidation, out of stated capital or capital surplus, and the source and amount per share paid from each source is disclosed to all of the shareholders of the corporation concurrently with the distribution thereof.

ARTICLE XII

     Any of the directors or officers of this corporation shall not, in the absence of fraud, be disqualified by his office from dealing or contracting with this corporation whether as vendor, purchaser or otherwise, nor shall any firm, association, or corporation of which he shall be a member, or in which he may be pecuniarily interested in any manner be disqualified. No director or officer, nor any firm, association or corporation with which he is connected as aforesaid shall be liable to account to this corporation or its shareholders for any profit realized by him from or through any such transaction or contract; it being the express purpose and intent of this Article to permit this corporation to buy from, sell to, or otherwise deal with partnerships, firms or corporations of which the directors and officers of this corporation, or any one or more of them, may be members, directors, or officers, or in which they or any of them have pecuniary interests; and the contracts of this corporation, in the absence of fraud, shall not be void or voidable or affected in any manner by reason of any such membership. The interested director or directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof authorizing, approving or ratifying any such contract or transaction. Further, the vote of any such interested director at a meeting of the Board of Directors or committee thereof authorizing, approving or ratifying any such contract or transaction may be counted if his relationship or interest with respect to any such contract or transaction (i) is disclosed and such transaction or contract is authorized, approved or ratified by a majority of the directors without counting the vote or consent of such interested director, or (ii) is disclosed to the shareholders of the Company and authorized, approved or ratified by the shareholders by vote or written consent, or (iii) such contract or transaction is fair and reasonable to the corporation.

ARTICLE XIII

     When with respect to any action to be taken by shareholders of this corporation, the Colorado Business Corporation Act requires the vote or concurrence of the holders of two-thirds of the outstanding shares entitled to vote thereon, or of any class or series, such action may be taken by the vote or concurrence of a majority of such shares or class or series thereof.

ARTICLE XIV

     Subject to repeal by action of the shareholders, the Board of Directors of this corporation is authorized to adopt, confirm, ratify, alter, amend, rescind and repeal Bylaws or any portion thereof from time to time.

ARTICLE XV

     The street address of the initial registered office of the corporation is 1005 East Cobblestone Drive, Highlands Ranch, Colorado 80126, and the name of the initial registered agent at that address is Thomas A. Higgins. The written consent of the initial registered agent to the appointment as such is stated below.

     The address of the corporation’s initial principal office is 1005 East Cobblestone Drive, Highlands Ranch, Colorado 80126.

ARTICLE XVI

INCORPORATOR

     The name and address of the incorporator is Thomas A. Higgins, 1005 East Cobblestone Drive, Highlands Ranch, Colorado 80126.

     Dated: August 31, 2001.

Incorporator: /s/ Thomas A. Higgins Thomas A. Higgins

     Thomas A. Higgins hereby consents to the appointment as the initial registered agent for Mercari Communications Group, Ltd.

/s/ Thomas A. Higgins Thomas A. Higgins Initial Registered Agent